UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ________)*



(Name of Issuer)

Scientific Learning Corporation
(Title of Class of Securities)

Common Stock

(CUSIP Number)
808760102


(Date of Event Which Requires Filing of this
Statement)

December 31, 2015
Check the appropriate box to designate the rule
pursuant to which this Schedule is filed:
	??Rule 13d-1(b)
x?Rule 13d-1(c)
?     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be ?filed? for the purpose of Section 18 of the Securities Exchange Act of 1934 (?Act?) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



13G
CUSIP No. 808760102	Page X of XX

1.  Names of Reporting Persons.
Noel G. Moore

2.  Check the Appropriate Box if a Member of a Group
(a) ?
(b) ?
3.  SEC Use Only
4.  Citizenship or Place of Organization
United States
   Number of
Shares

Beneficially
   Owned by
   Each
Reporting
   Person
With:
5.  Sole Voting Power
336,710

6.  Shared Voting Power
N/A

7.  Sole Dispositive Power
336,710

8.  Shared Dispositive Power
N/A
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
336,710
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares       ?
11.  Percent of Class Represented by Amount in Row (9)
1.4%
12.  Type of Reporting Person
IN



13G
CUSIP No. 808760102

ITEM 1.
      (a) Name of Issuer:
	Scientific Learning Corporation

      (b) Address of Issuer's Principal Executive
Offices:
	300 Frank H. Ogawa Plaza, Suite 600
	Oakland, CA 94612-2040

ITEM 2.
      (a) Name of Person Filing:
	Noel G. Moore

      (b) Address of Principal Business Office, or if
None, Residence:
	c/o Senex Solutions LLC
	200 West Monroe Street, Suite 1440
	Chicago, IL 60606

      (c) Citizenship:
	United States

      (d) Title of Class of Securities:
	Common Stock

      (e) CUSIP Number:
	808760102

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO
SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK
WHETHER THE PERSON FILING IS A:


(a)
[_]
Broker or
dealer
registered
under Section
15 of the Act
(15 U.S.C.
78o).

(b)
[_]
Bank as defined
in Section
3(a)(6) of the
Act (15 U.S.C.
78c).

(c)
[_]
Insurance
company as
defined in
Section
3(a)(19) of the
Act (15 U.S.C.
78c).

(d)
[_]
Investment
company
registered
under Section 8
of the
Investment
Company Act of
1940 (15 U.S.C.
80a-8).

(e)
[_]
An investment
adviser in
accordance with
ss.240.13d-
1(b)(1)(ii)(E);

(f)
[_]
An employee
benefit plan or
endowment fund
in accordance
with
ss.240.13d-
1(b)(1)(ii)(F);

(g)
[_]
A parent
holding company
or control
person in
accordance with
ss.240.13d-
1(b)(1)(ii)(G);

(h)
[_]
A savings
associations as
defined in
Section 3(b) of
the Federal
Deposit
Insurance Act
(12 U.S.C.
1813);

(i)
[_]
A church plan
that is
excluded from
the definition
of an
investment
company under
section
3(c)(14) of the
Investment
Company Act of
1940 (15 U.S.C.
80a-3);

(j)
[_]
Group, in
accordance with
ss.240.13d-
1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned:
	336,710

      (b) Percent of class:
	1.4%

      (c) Number of shares as to which such person has:

      	(i)  Sole power to vote or to direct the
vote
		336,710
      	(ii) Shared power to vote or to direct the
vote
		N/A
      	(iii) Sole power to dispose or to direct
the disposition of
		336,710

      	(iv) Shared power to dispose or to direct the disposition of
		N/A

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A
CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

INSTRUCTION: Dissolution of a group requires a response to this item.

Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON
BEHALF OF ANOTHER PERSON.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE
SUBSIDIARY WHICH ACQUIRED THE     SECURITY BEING
REPORTED ON BY THE PARENT HOLDING COMPANY.

If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-
1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item
3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-
1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not Applicable


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS
OF THE GROUP.

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item
3(j) and attach an exhibit stating the identity and
Item 3 classification of each member of the group.
If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Not Applicable



ITEM 10. CERTIFICATIONS.

      (a) The following certification shall be included if the statement is filed pursuant to Rule
13d-1(b):

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

      (b) The following certification shall be included if the statement is filed pursuant to Rule
13d-1(c):

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

					January 6, 2016
________________________________
(Date)

					Noel G. Moore
________________________________
(Signature)

					/s/ Noel G. Moore
________________________________
(Name/Title)



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.